EXHIBIT 99.2

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

1.	Operator dials out to Alfa speakers about ten minutes before the call is scheduled to begin and puts the speakers into a pre-conference mode with Eddie Jones.

2.	Sound check; final comments about call procedure; check number of waiting/ringing lines; authorize the operator to make the announcement that starts the call.

3.	Script:

Introductory Comments—Lee Ellis

Good morning. I would like to welcome you and thank you for participating in our first quarter conference call. With me today is Steve Rutledge, Chief Financial Officer and Ralph Forsythe, our Assistant CFO. Before we begin, I would like Ralph to read our Safe Harbor Statement.

Safe Harbor Statement—Ralph Forsythe

Investors are cautioned that statements during this conference call which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

Turn the call back over to Lee

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

Overview—Lee Ellis

2003 First Quarter Highlights

I.	As you can see from our press release we had an outstanding first quarter. In fact, this is the best quarterly performance in our company’s history. Operating income was $19.9 million or $0.25 per share. This represents an 11% increase over the first quarter of 2002. First quarter performance resulted from solid top line growth, a very favorable loss ratio and controlling our expenses. Though our life company was down slightly due to death claims, both our property & casualty and finance divisions continue to grow with excellent first quarter results. . Steve will discuss all of these performances in greater detail later.

II.	As mentioned in our year-end conference call, we are seeing opportunities to improve top line performance as we get rate relief in our property and casualty business. In homeowner we have an approved rate increase of 6.4% in Alabama, which went into effect in February. That gives us a combined increase of 11.5% since November 2001. Despite the rate increases, homeowner business continues to grow and is up 13% over the same quarter 2002. Additionally, we have received approval in Georgia for an 11% increase effective April 2003. We are continuing our rate study in our preferred, standard and non-standard auto lines.

III.	We remain focused on managing expenses as we continue our technology upgrades. I am pleased to report that with the completion of our PeopleSoft projects, our Human Resource system is now online and our finance department is producing our financial statements in five business days. This allows our entire management team an extra two weeks each month to analyze how we can improve our performance. The installation of our imaging project is complete and we are in the process of transferring all of our paper files to the imaging system. This system will provide better customer service as well as increased

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

efficiencies.

IV.	We approach the remaining quarters of 2003 with excitement. We continue to have competitively positioned products, an excellent marketing group that continues to grow our premium base, a strong finance business that continues to grow at an accelerated rate while controlling credit exposures, and a staff dedicated to finding new ways of increasing the value of Alfa to its shareholders and customers.

Now I would like to turn the call over to Steve Rutledge to review the financial results in detail.

Turn call over to Steve to review the numbers

Stephen Rutledge

I.	Thank you, Lee, and good morning everyone.

II.	Our total premium income and policy charges for the first quarter were up 8.1% (10.0%; 8.3%;8.6%; 6.8%; 6.0%; 5.0%;4.9%; 6.1%; 6.4%; 6.4%; 5.7%; 5.1%) over 1st quarter 2002. We have seen acceleration in our growth rate here over the last four quarters. For the last four quarters we have had an average growth rate of 8.75% compared to the four quarters preceding the 1st quarter of 2002, which averaged 5.7%.

III.	Our growth rate for our property & casualty earned premium in the first quarter was a solid 8.6% (8.3%;7.8%; 6.7%; 6.8%; 4.7%; 4.8%; 5.8%; 4.9%; 6.5%; 5.6%; 4.4%) which wasa good follow through from the 8.3% growth rate last quarter. It is also slightly ahead of the 7.9% growth rate we experienced for the full year 2002. Again, we continue to see strong growth in our homeowner line with written premium up 12.6% for the quarter. And, As Lee has mentioned we have an additional 6.4% rate increase in our homeowner line in Alabama which became effective on February 15, a 11% increase in Georgia effective

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

this month, and we have filed a 10.8% increase this month in Mississippi. These rate changes have obviously had very little effect on the first quarter’s earnings, but should add to our top line growth theremainder of the year. Our loss ratio for homeowner in the first quarter was 62%. We were very fortunate with the weather, as we did not have any weather related catastrophes during the quarter.

On a written basis, P&C premiums were up 6.4% (9.4%; 6.9%; 6.1%; 9.1%; 4.3%; 0.3%, 2.3%, 1.7%, 2.9%, 7.6%; 6.2%) for the quarter. Part of this written premium growth is coming from an 11.2% (15.4%; 13.4%; 12.4%; 17.3%; 15.0%; 12.4%; 4.6%; 5.1%; 8.2%; 1.6%; 8.4%) increase in our homeowner written premium, which follows a 15.4% increase last quarter. Again, the homeowner is being affected by the rate increase taken in October 2001. This latest homeowner rate increase has led to a written growth rate that has average 13.2% over the last four quarters.

IV.	We had a very good P&C loss ratio for the first quarter of 59.8%(59.3%;{66.2%, excluding storms 64.5%};{65.3,60.4% w/o storm}; 60.7%; 60.6%; 62.1%; 58.8%; 65.4%; 59.0%; 64.8%; 58.0%; 62.8%). This is right in line with last quarter’s loss ratio of 59.3%. Loss ratios across all lines of business were very good.

V.	Our loss adjustments expense was 3.8% (4.6%; 3.7%), which was slightly lower we have seen for the full year 2002, which came in at 4.3%. The release of additional reserves set up in 2000 in anticipation of higher claims expenses coming from the mandatory law change have had an effect on 2001 LAE, which ended the year at 3.6%.

VI.	Our expenses ratio was down 1% from the fourth quarter to 24.4% and slightly better than the full year 2002 of 25%. (25.4; 24.5% in Q3 2002;25.2% in Q2 2002; 24.8% in Q1 2002; (2001 Full Year 26.8%)27.6% in Q4 2001; 26.7% in Q3 2001; 26.8% in Q2 2001; 25.9% in Q1 2001; (2000 Full Year 24.0%)26.7% in Q4 2000; 24% in Q3 2000; 23.2% in

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

Q2 2000; 22% in Q1 2000). DAC amortization made up 16.9% of the total expenses and expenses other than DAC decreased approximately 10%. We continue to work extremely hard on expense control. Our primary focus has been on managing our head count. With the increased cost of technology this will be a continued focus.

VII.	We had an outstanding GAAP combined ratio of 88.0% (89.3%; 94.4%) for the quarter. This was about 1.3% better than the fourth quarter of 2002, which again had no catastrophe loss cost in it.

VIII.	Our Life company net operating income was down 10% for the quarter. This is coming from several different areas. Death claims were up 48% or $1.9 million for the year. In addition, because of our business shift from whole life to term product, the reserves established hit the income statement instead of the balance sheet. We have had a 19% increase in policy reserves, or roughly $500,000 pretax. Also, we have continued to see growth in our credited interest of 7% year over year or approximately $430,000 pretax at the same time we have seen our investment income growth stall. Investment income increased $50,000 or 1% increase year over year.

X.	Moving over to our non-insurance operations. These consist of our consumer finance company and real estate operations. Quarterly net income from these combined operations increased roughly 27.0% in the first quarter over the same period in 2002 to $1,420,000. Alfa Financial, which includes our consumer finance and commercial lease operation, increased earnings 39% to $1,320,000. Our consumer loan and consumer lease portfolio growth slowed in the quarter compared to a very good first quarter 2002 when we experienced more refinance activity. Growth in the consumer finance portfolio was 6.4% year over year. And our commercial lease portfolio at OFC ended the quarter at $98.5 million for an increase of 38% over last year. For the first time our commercial lease portfolio has surpassed our consumer finance portfolio. I will remind you that we purchased our commercial lease portfolio in spring of 2003 and it was a $23.8 million portfolio. One

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

other item I would like to point out is the fact that we booked income resulting from our investment in MidCountry Financial. This was the $13.5 million investment made in 2002 for 40% ownership in this entity. We are accounting for this investment using the equity method of accounting. As a result we had $473,000 in pretax earnings from our investment. Overall Alfa Financial had a very good quarter with a ROA of 2.4%.

XI.	I thought I would also touch on the capital loss in the quarter. It primarily came from our equity portfolio and was concentrated in three names: AOL, Home Depot, and Northwestern Corporation. Our overall stock market performance was a negative 2.2%, which compared favorably to the 3.2% loss in the S&P. We feel good about our stock and bond portfolios, we do look forward to a time when we can get some more yield.

XII.	And finally, again, I am pleased with our growth in stockholder’s equity year-to-date. Even though we have been in a difficult market environment our book value has increased approximately $14.0 million or 2.5%. During the quarter we repurchased 133,000 shares for $1,570,000 or for an average price of $11.80. This leaves 5,019,000 shares remaining on our share purchase authorization.

XIII.	Lee, that concludes my comments. I turn the call back over to you.

XIII.	Questions: Now we are ready to take any questions you might have.

The operator will give instructions and will introduce each person in the order in which they queued up to ask questions.

After questions and answers, operator will turn the call back to

Lee Ellis for any closing remarks.

ALFA CORPORATION: First Quarter 2003 Conference Call Script

February 16, 2003

Lee Ellis

Thank you for joining us today. If you have any additional questions, please give one of us a call.

4.	Call ends at this point, but stay on the line and the operator will put the speakers in a private post-conference with Eddie Jones for a brief review and critique of the call.